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EXHIBIT 21
SUBSIDIARIES OF
ALLBRITTON COMMUNICATIONS COMPANY


KATV, LLC (Delaware)

KTUL, LLC dba KTUL, L.L.C. (Delaware)

WSET, Incorporated (Delaware)

Allfinco, Inc. (Delaware)

Harrisburg Television, Inc. (Delaware)

TV Alabama, Inc. (Delaware)

WCIV, LLC (Delaware)

Allbritton Television Productions, Inc. (Delaware)

Allbritton News Bureau, Inc. (Delaware)